UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 6, 2017

Regal Entertainment Group

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-31315	02-0556934
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7132 Regal Lane, Knoxville, Tennessee 37918

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: 865-922-1123

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.       ☐

Item 1.01  Entry Into a Material Definitive Agreement.

On June 6, 2017, Regal Cinemas Corporation (“Regal Cinemas”), a wholly owned subsidiary of Regal Entertainment Group (“REG”), entered into a permitted secured refinancing and incremental joinder agreement (the “Refinancing Agreement”) with Regal Entertainment Holdings, Inc., the guarantors party thereto, Credit Suisse AG, as Administrative Agent (“Credit Suisse”) and the Lenders (as defined below) party thereto.

The Refinancing Agreement further amends the terms of that seventh amended and restated credit agreement, dated April 2, 2015, by and among Regal Cinemas, Credit Suisse and the lenders party thereto from time to time (the “Lenders”), which was amended by that certain Permitted Secured Refinancing Agreement, dated as of June 1, 2016, and that certain Permitted Secured Refinancing Agreement, dated as of December 2, 2016 (as so amended, the “Amended Senior Credit Facility”).  Prior to the Refinancing Agreement, the Amended Senior Credit Facility included a term loan facility with a final maturity date in April 2022 (the “Existing Term Facility”).

Pursuant to the Refinancing Agreement, Regal Cinemas consummated a permitted secured refinancing of the Existing Term Facility, which had an aggregate principal balance of approximately $953.7 million, and in accordance therewith, the Lenders advanced term loans in an aggregate principal amount of approximately $953.7 million with a final maturity date in April 2022 (the “Refinanced Term Loans”).  Together with other amounts provided by Regal Cinemas, proceeds of the Refinanced Term Loans were applied to repay all of the outstanding principal and accrued and unpaid interest on the Existing Term Facility under the Amended Senior Credit Facility in effect immediately prior to the making of the Refinanced Term Loans.

Pursuant to the Refinancing Agreement, Regal Cinemas also exercised the “accordion” feature under the Amended Senior Credit Facility to increase the aggregate amount of term loans thereunder by $150.0 million (the “2017 Accordion”).  The “accordion” feature provides Regal Cinemas with the option to borrow additional term loans under the Amended Senior Credit Facility in an amount of up to $200.0 million, plus additional amounts as would not cause the consolidated total leverage ratio to exceed 3.00:1.00, in each case, subject to lenders providing additional commitments for such amounts and the satisfaction of certain other customary conditions. The entire $150.0 million under the 2017 Accordion was fully drawn on June 6, 2017 on the same terms as the Refinanced Term Loans (such amounts drawn, the “Incremental Term Loans”, and together with the Refinanced Term Loans, the “New Term Loans”). A portion of the proceeds of the Incremental Term Loans were used by Regal Cinemas to pay fees and expenses related to the Refinancing Agreement, with the remainder to be used for general corporate purposes of Regal Cinemas and its subsidiaries.

The New Term Loans amortize in equal quarterly installments in an aggregate annual amount equal to 1.0% of the original principal amount of the New Term Loans, with the balance payable on the maturity date of the New Term Loans.

The Refinancing Agreement also amends the Amended Senior Credit Facility by reducing the interest rate on the New Term Loans, by providing, at Regal Cinemas’ option, either a base rate or an adjusted LIBOR rate plus, in each case, an applicable margin.  Such applicable margin will be either 1.00% in the case of base rate loans or 2.00% in the case of LIBOR rate loans.  The Refinancing Agreement also provides for a 1% prepayment premium applicable in the event that Regal Cinemas enters into a refinancing or amendment of the New Term Loans on or prior to the six-month anniversary of the closing of the Refinancing Agreement that, in either case, has the effect of reducing the interest rate on the New Term Loans.

Except as amended by the Refinancing Agreement, the remaining terms of the Amended Senior Credit Facility remain in full force and effect.

The Refinancing Agreement is filed as Exhibit 4.1 to this Current Report on Form 8-K and is incorporated herein by reference. The foregoing summary of the Refinancing Agreement is qualified in its entirety by reference to such Exhibit to this Current Report on Form 8-K.

Item 2.03                                           Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The description of the Refinancing Agreement in Item 1.01 is incorporated herein by reference.

Item 9.01.                                        Exhibits.

(d)                                           Exhibits.

Exhibit No.	Exhibit Description
4.1

Permitted Secured Refinancing and Incremental Joinder Agreement, dated June 6, 2017, by and among Regal Cinemas Corporation, Regal Entertainment Holdings, Inc., the guarantors party thereto, Credit Suisse AG and the lenders party thereto

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REGAL ENTERTAINMENT GROUP

Date: June 8, 2017	By:	/s/ David H. Ownby
	Name:	David H. Ownby
	Title:	Executive Vice President, Chief Financial Officer and Treasurer

Exhibit Index

Exhibit No.	Exhibit Description
4.1

Permitted Secured Refinancing and Incremental Joinder Agreement, dated June 6, 2017, by and among Regal Cinemas Corporation, Regal Entertainment Holdings, Inc., the guarantors party thereto, Credit Suisse AG and the lenders party thereto